ManorCare
News Release

For Immediate Release

Contact:
Geoffrey G. Meyers, Chief Financial Officer
419/252-5545
e-mail gmeyers@hcr-manorcare.com

Manor Care Announces
Commencement of Exchange Offer

TOLEDO, Ohio, November 3, 2004—Manor Care, Inc. (NYSE: HCR) announced today that it is commencing an offer to exchange up to $100 million in principal amount of 2.125% Convertible Senior Notes due 2023 (CUSIP numbers 564055AD3 and 564055AE1) for up to $100 million principal amount of new notes. Bondholders who exchange their existing notes will receive new notes with substantially similar terms plus an exchange fee of 25 basis points of the principal amount of existing notes that are properly tendered and accepted for exchange. The exchange offer is not contingent upon the tender or exchange of any minimum principal amount of the existing notes. The exchange offer, however, is conditioned upon satisfaction of certain conditions.

Because of recent accounting changes that would otherwise require Manor Care to include the underlying shares of common stock of the old notes in its earnings per share calculations, Manor Care is offering to exchange old notes for new notes with a net share settlement mechanism, pursuant to which upon conversion new notes will be surrendered for (1) an amount in cash up to the principal amount of the new notes; (2) an amount in whole shares of Manor Care’s common stock equal to the conversion value of the new notes less the principal returned; and (3) an amount in cash in lieu of any fractional shares of common stock. In addition, the new notes will require that in

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the event holders of new notes exercise their right to require Manor Care to repurchase their new notes on certain future dates and upon the occurrence of certain events, Manor Care will be required to pay the purchase price for such new notes in cash (in each case subject to the terms and conditions of the exchange offer).

The exchange offer will expire at 12:00 midnight, New York City time, on December 1, 2004, unless extended, terminated or withdrawn. Existing notes must be tendered on or prior to the expiration of the exchange offer, and tendered notes may be withdrawn at anytime on or prior to the expiration of the exchange offer. Withdrawn notes will be returned to the holder in accordance with the terms of the exchange offer. Following the expiration of the exchange offer and subject to the terms of the exchange offer, Manor Care will accept all existing notes validly tendered and not withdrawn prior to the expiration of the exchange offer and will issue for exchange the new notes promptly thereafter.

Global Bondholder Services Corporation is the information agent and exchange agent for the exchange offer, and any questions concerning the exchange offer may be directed to, and copies of the Offer to Exchange, Letter of Transmittal and related documents can be obtained from, Global Bondholder Services Corporation at 212-430-3774 (banks and brokerage firms) or 866-470-4500 (all others toll-free). The Offer to Exchange, Letter of Transmittal and related documents are being mailed to noteholders as of November 3, 2004.

The Board of Directors of Manor Care has approved the exchange offer. However, neither Manor Care’s Board of Directors nor any other person makes any recommendation as to whether holders of Manor Care notes should choose to tender and exchange their existing notes for new notes, and no one has been authorized to make such a recommendation. Holders of existing notes must make their own decisions as to whether to tender their notes for exchange, and, if so, the principal amount of notes to tender.

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This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell securities of Manor Care. The solicitation of offers to exchange the outstanding 2.125% Senior Convertible Notes is only being made pursuant to the exchange offer documents, including the Offer to Exchange and the related Letter of Transmittal that Manor Care will be distributing to its noteholders and filing with the Securities and Exchange Commission. Noteholders and investors should read carefully the Offer to Exchange and related materials when they are available because they contain important information. Noteholders and investors may obtain a free copy (when available) of the Offer to Exchange and other documents that will be filed by Manor Care with the Securities and Exchange Commission at the Security and Exchange Commission’s website at www.sec.gov or from the information agent, Global Bondholder Services Corporation at 866-470-4500. Noteholders are urged to carefully read these materials before making any decision with respect to the exchange offer.

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management’s beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by the company with the Securities and Exchange Commission and include changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs, changes in the competitive marketplace, and changes in current trends in the cost and volume of general and professional liability claims. There can be no assurance that such factors

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or other factors will not affect the accuracy of such forward-looking statements.

Manor Care, Inc., through its operating group HCR Manor Care, is the leading owner and operator of long-term care centers in the United States. The company’s nearly 60,000 employees provide high-quality care for patients, residents and clients through a network of more than 500 skilled nursing centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home health care offices. Alliances and other ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected Heartland, ManorCare and Arden Courts names. Manor Care is committed to being the preeminent care provider in the industry. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.